Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-3) pertaining to First Financial Bancorp. of our report dated February 23, 2016 with respect to the consolidated financial statements of First Financial Bancorp. as of December 31, 2015 and 2014 and for each of the two years then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

July 26, 2017